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                                                                    EXHIBIT 12.1

Budget Group Inc.
Computation of Ratio of Earnings to Fixed Charges
In Thousands

                                         Three Months                  Year Ended December 31,
                                            Ended         ------------------------------------------------
                                         Mar. 31, 1998      1997      1996      1995      1994      1993
                                      --------------------------------------------------------------------
Pre-tax income from
   continuing operations                    (5,701)        55,599    12,852     3,179      (654)   (2,405)

Fixed Charges:
 Interest incurred, amortization
  of debt discount and premium
  on all indebtedness, and
  reasonable interest on rental
  expense                                   48,411        142,890    40,402    22,937    11,768     7,216
                                      --------------------------------------------------------------------

Earnings before income taxes,
   minority interest and fixed
   charges                                  42,710        198,489    53,254    26,116    11,114     4,811

Ratio of earnings to fixed charges            0.88           1.39      1.32      1.14      0.94      0.67
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